Exhibit 99.1
FOR IMMEDIATE RELEASE

AdStar Receives NASDAQ Staff Determination Letter

MARINA DEL REY, Calif. — March 20, 2008 — AdStar, Inc. (Nasdaq: ADST) today announced that on March 18, 2008, AdStar, Inc. (the “Company”) received a staff determination notice from the NASDAQ Stock Market (“NASDAQ”) indicating that the Company failed to regain compliance with the $1.00 minimum closing bid price per share requirement for continued listing or demonstrate that it meets the criteria for initial listing, during the compliance period of 180 calendar days (expiring on March 17, 2008) previously afforded to the Company on September 17, 2007 pursuant to NASDAQ Marketplace Rules 4310(c)(8)(D) and 4310(c)(4). According to the notice, the Company’s securities will be subject to suspension and delisting from the Nasdaq Capital Market at the opening of business on March 27, 2008 unless the Company requests a hearing to appeal this determination by 4:00 p.m. Eastern Time on March 25, 2008 pursuant to the procedures set forth under the applicable NASDAQ Marketplace Rule. At this time, the Company does not plan on appealing this determination and expects its securities to continue trading on the OTC Bulletin Board at such time.
About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST — News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services. AdStar is also the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, AdStar’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif. For additional information on AdStar, Inc., visit www.adstar.com.